Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI Announces Tender Offer and Consent Solicitation

For Any and All of its 7 5/8% Senior Notes due 2013

West Palm Beach, FL, September 14, 2010 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, announced today that it has commenced a cash tender offer for any and all of its outstanding 7 5/8% Senior Notes due 2013 (CUSIP No. 302941AD1) (the “Notes”). The Company also announced a concurrent consent solicitation for proposed amendments to the indenture, dated as of August 2, 2005 (the “Indenture”), among the Company, the guarantors party thereto and Wilmington Trust Company, as trustee (the “Trustee”), under which the Notes were issued. The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 14, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. Holders that tender their Notes pursuant to the tender offer will be deemed to have consented to the proposed amendments to the Indenture.

The offer to purchase will expire at 11:59 p.m., New York City time, on October 12, 2010 unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes (“Holders”) must tender their Notes and provide their consents to the amendments to the Indenture on or before 5:00 p.m., New York City time, on September 27, 2010, unless extended (such time and date, as the same may be extended, the “Consent Payment Deadline”), in order to receive the Total Consideration (as defined below). Holders of Notes who tender their Notes after the Consent Payment Deadline will only receive the Tender Offer Consideration (as defined below).

The offer to purchase and consent solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) receipt by the Company, on or prior to the Initial Acceptance Date (as defined in the Offer to Purchase), of net proceeds from a new debt financing and the entry into a new revolving credit facility on terms and conditions satisfactory to the Company which will aggregate to an amount that is sufficient to pay (a) the Total Consideration (as defined below) in respect of all Notes (regardless of the actual amount of Notes tendered) and (b) estimated fees and expenses relating to the Offer to Purchase, and (2) that (a) Holders of at least a majority in aggregate principal amount of outstanding Notes validly deliver, and do not validly revoke, consents to amend and supplement the Indenture to give effect to the proposed amendments and (b) an amendment to the Indenture (the “Tenth Supplemental Indenture”) is executed by the Company, certain guarantors party thereto and the Trustee.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, prior to the Consent Payment Deadline is $1,021.56. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, after the Consent Payment Deadline but prior to the Expiration Date is $1,001.56. The Tender Offer Consideration is the Total Consideration minus the Consent Payment (as defined below). Holders who validly tender, and do not validly withdraw, their Notes will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date.

The “Consent Payment” is an amount equal to $20.00 per $1,000 principal amount of Notes and will be payable only with respect to each Note that is validly tendered and not revoked on or before the Consent Payment Deadline. The Consent Payment is included in the calculation of the Total Consideration and is not in addition to the Total Consideration. Because the completion, execution and delivery of the Letter of Transmittal and Consent by a Holder in connection with the tender of Notes will be deemed to constitute the giving of consent by such Holder to all the amendments to the Indenture, Holders may not tender Notes without delivering consents with respect to such Notes, nor may Holders give their consents in respect of any Notes they do not tender.

Notes tendered pursuant to the tender offer may be validly withdrawn and consents delivered pursuant to the consent solicitation may be validly revoked at any time on or before the Withdrawal Time. The “Withdrawal Time” is the date upon which the Tenth Supplemental Indenture becomes effective. A Holder may not validly revoke a consent unless such Holder validly withdraws such Holder’s previously tendered Notes. Any Notes tendered on or before the Withdrawal Time that are not validly withdrawn before the Withdrawal Time may not be withdrawn thereafter, and any Notes tendered after the Withdrawal Time may not be withdrawn, unless in either case the Company is otherwise required by applicable law to permit the withdrawal. A valid withdrawal of tendered Notes on or before the Withdrawal Time shall be deemed a valid revocation of the related consent.

The proposed amendments to the Indenture would, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default in the Indenture. Holders of at least a majority in principal amount of the Notes must consent to the amendments for the amendments to become operative. Holders who deliver their consents before the Consent Payment Deadline will receive the Consent Payment (included in the Total Consideration) if the offer is consummated. Holders may not deliver consents to the proposed amendments without validly tendering the related Notes in the tender offer and may not revoke their consents without withdrawing the previously tendered Notes to which they relate.

The Company has engaged Banc of America Securities LLC as Dealer Manager and Solicitation Agent for the offer to purchase and consent solicitation. Persons with questions regarding the offer to purchase and consent solicitation should contact Banc of America Securities LLC at (888) 292-0070 (toll-free) or (980) 388-9217 (collect). Requests for documents should be directed to D. F. King & Co., Inc., the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 269-5550 (banks and brokers) or (800) 431-9633 (all others).

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, which the Company is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With approximately 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the completion of the tender offer and consent solicitation, the receipt of consents sufficient to approve the proposed amendments to the Indenture and other factors listed in the Company’s filings with the Securities and Exchange Commission.

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